UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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SANDRIDGE ENERGY, INC.

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May 15, 2018 Dear Fellow SandRidge Shareholders:    As a SandRidge Energy shareholder, you face an important decision at the June 19, 2018 Annual Meeting:    We recommend you vote on the WHITE proxy card to… ELECT BOARD NOMINEES WHO ARE: ïƒ¼    Independent ïƒ¼ Demonstrably Responsive to Shareholder Concerns ïƒ¼ Experienced in Our Industry ïƒ¼ Committed to Maximizing Value for All ShareholdersORWe recommend you DO NOT vote on the GOLD proxy card to… ELECT ICAHN CAPITAL NOMINEES WHO ARE: ïƒ Dominated by Icahn Capital Employees ïƒ Inherently Biased Towards a Single Outcome ïƒ Largely Inexperienced in Our Industry ïƒ Intent On Side-Stepping the Company’s Ongoing Strategic Process The SandRidge Board believes the decision to elect an independent Board and maximize shareholder value is the only logical choice. YOUR BOARD RECOMMENDS THE FOLLOWING ACTIONS TO MAXIMIZE SHAREHOLDER VALUE AND RETAIN CONTROL OF YOUR INVESTMENT ï,· Vote “FOR” existing directors: Sylvia K. Barnes, Kenneth H. Beer, Michael L. Bennett, William M. Griffin and David J. Kornder. ï,· Vote “FOR” the addition of only two new independent directors proposed by Icahn Capital – the Board has already carefully vetted and offered to have John J. “Jack” Lipinski and Randolph C. Read join as directors. ï,· Vote “FOR” the ratification of the continuation of the short-term shareholder rights plan through November 26, 2018 to protect shareholders from unfair, abusive or coercive takeover strategies, including acquisition of control without payment of an adequate premium, while the Board continues its review of strategic alternatives to maximize shareholder value. ï,· DO NOT support nominees employed, or recently employed, by Icahn Capital – Jonathan Christodoro, Jonathan Frates and Nicholas Graziano. ï,· DO NOT turn control of the Board over to Icahn Capital’s seven nominees. 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com

What is at Stake    The SandRidge Board is committed to a thorough and impartial strategic review process. On March 19, 2018, the Board commenced a review of strategic alternatives to maximize shareholder value. Such alternatives may include divestment or joint venture opportunities associated with our North Park Basin assets and potential corporate and asset combination options with other companies. SandRidge will also evaluate any credible acquisition offers. The Board remains committed to conducting a thorough and impartial strategic review process that seeks to maximize shareholder value and is in the best interest of all shareholders. Icahn Capital is seeking to gain control of SandRidge without paying an appropriate premium or participating in a competitive process. Icahn Capital has made clear its desire to acquire SandRidge. Icahn Capital has stated that it “would, after conducting due diligence, be willing to make an all-cash offer” to allow the Company’s shareholders to monetize their investment. Rather than competing fairly with other potential counterparties in the thorough and even-handed process being conducted by the SandRidge Board, Icahn Capital has nominated for election a full slate of seven candidates, including two who work directly for Icahn Capital and one recent former employee (the “Icahn Nominees”), to sidestep the ongoing impartial process. If elected, the Icahn Nominees would ostensibly take over the process to evaluate strategic alternatives. In reality, the election of the Icahn Nominees would end the impartial process, drive away competition and position Icahn Capital to consolidate control as cheaply as possible. Shareholders would be disadvantaged by a process led by a Board the majority of which consist of the Icahn Nominees because of the distraction and delay caused by their lack of familiarity and limited experience in the upstream oil and gas sector. Worse, a process led by such a Board, in our view, would likely have a chilling effect on the participation of potential counterparties because such a process would be rigged in favor of Icahn Capital, either in perception or reality. For this reason, we believe that otherwise interested third parties will be unwilling to incur the time, cost and expense of participating in a process controlled by Icahn Capital. Therefore, we believe a process overseen by the current Board has the highest likelihood of maximizing shareholder value relative to an Icahn Nominee-run process. Our Nominees Are Highly Qualified and Experienced in Our Industry SandRidge shareholders have the opportunity to elect seven directors at the upcoming Annual Meeting. The Company recommends shareholders vote “FOR” five existing directors: Sylvia K. Barnes, Kenneth H. Beer, Michael L. Bennett, William M. Griffin and David J. Kornder. As set forth below, these directors, have a strong track record in the energy, finance and private equity spaces, with professional experience ranging from 25-40 years per Board member, and all have public company experience.    Our nominees also have experience conducting strategic alternatives processes, and four of our five directors have significant experience in leading strategic sales processes.

SandRidge Directors *(Principal Occupation)*	Independence	Additional Information
Sylvia K. Barnes *Principal and owner of Tanda Resources LLC* Age: 61	✓ **Independent** (director since 2018)	Ms. Barnes has over thirty years of oil & gas finance experience and a background in engineering. Her qualifications to serve on the Board include her extensive financial analysis and transaction experience and knowledge of the oil & gas industry. Ms. Barnes' experience provides her with valuable insights into corporate strategy, capital allocation, equity and debt financing and the assessment and management of risks faced by energy companies. **See page 29 of our proxy statement for more details.**
Kenneth H. Beer *EVP and CFO, Stone Energy Corporation* Age: 60	✓ **Independent** (director since 2018)	Mr. Beer's nearly forty years of financial analysis, transactional and managerial experience, as well as his knowledge of the oil & gas industry, service on other public company boards and his background in overseeing public company financial management and reporting qualify him to serve on the Board. **See page 30 of our proxy statement for more details.**
Michael L. Bennett *President and CEO, Terra Industries, Inc. (retired)* Age: 64	✓ **Independent** (director since 2016)	Mr. M. Bennett's forty plus years of technical and managerial experience in the petrochemical industry, senior management experience, his service on other public company boards and his background in overseeing public company financial management and reporting qualify him to serve on the Board. **See page 31 of our proxy statement for more details.**
William M. Griffin, Jr. *Interim President and CEO, of SandRidge Energy, Inc.* Age: 58	Previously independent (director since 2016)	Mr. B. Griffin's thirty-seven years of technical and leadership experience with active public and privately owned upstream energy organizations, along with his demonstrated ability to effectively manage exploration and production businesses while improving profitability and generating value growth through organic asset development and acquisitions qualify him to serve on the Board. **See page 31 of our proxy statement for more details.**
David J. Kornder *Co-founder and Managing Director, Sequel Energy Group LLC* Age: 57	✓ **Independent** (director since 2016)	Mr. Kornder's twenty-five years of experience in the energy industry, senior management experience in the upstream oil and gas sector through various commodity cycles, his prior service on other public and private company boards, his background in energy-focused investing and capital raising activities and his background in overseeing public company financial management and reporting qualify him to serve on the Board. **See page 32 of our proxy statement for more details.**

3

We Believe Two Additional Independent Directors Would Be Additive to Our Board

The Board believes that the addition of two new directors who are independent of both management and Icahn Capital can benefit the Company. The Board determined that increasing the size of the Board to seven would allow for additional independent directors to assist in the Board's impartial review of strategic alternatives and add a fresh perspective. **The Board also decided to use a universal proxy card at this year's annual meeting to enable shareholders to cast votes for any director nominee on a single card, regardless of who nominated them.**

However, the Board believes that the majority of the directors must be well versed in the Company, its operations, assets and industry to credibly evaluate the variety of options that could emerge and effectively complete the strategic alternatives process. **As such, shareholders are encouraged to support *only* two of Icahn Capital's independent nominees. Shareholders should also note that the Board carefully evaluated and offered to appoint Jack Lipinski and Randolph Read to the Board in connection with a settlement offer that Icahn Capital refused.** We have not had the opportunity to fully evaluate Ms. Dunlap or Mr. Christodoro given the timing of their nominations, but based on a review of the Icahn Capital nomination materials, it appears that neither has relevant exploration and production industry experience and only Ms. Dunlap could be considered independent.

Icahn Capital Nominees *(Principal Occupation)*	**Independence**	**Additional Information**
John J. "Jack" Lipinski *CEO and President and a Director of CVR Energy* Age: 67	✓ **Independent**	Mr. Lipinski has more than forty years of experience in the petroleum refining and nitrogen fertilizer industries, including extensive experience in the role of public company president and CEO, and has served on public and private company boards. **See page D-3 of our proxy statement for more details.** ***SandRidge offered to appoint Mr. Lipinski in a settlement proposal rejected by Icahn Capital.***
Randolph C. Read *President and CEO of Nevada Strategic Credit Investments* Age: 65	✓ **Independent**	Mr. Read has extensive leadership experience in a variety of industries and has served on public and private company boards. **See page D-3 of our proxy statement for more details.** ***SandRidge offered to appoint Mr. Read in a settlement proposal rejected by Icahn Capital.***
Bob G. Alexander *Director of CVR Energy* Age: 84	✓ **Independent**	Mr. Alexander has more than forty years of experience in the exploration and production and oil and gas property management industries, including extensive CEO and M&A experience, as well as service on public company boards and numerous industry committees. **See page D-1 of our proxy statement for more details.**
Nancy Dunlap *Private Counsel and head of the family office of former New Jersey Governor and Senator Jon S. Corzine* Age: 65	**Independence Under Review**	Ms. Dunlap has experience overseeing the personal investment and legal affairs of the family of former New Jersey Governor and United States Senator Jon S. Corzine, before which she served as an attorney focused on commercial real estate transactions. **See page D-2 of the proxy statement for more details.**

4

Turning Board Control Over to Icahn Capital is Not in Shareholders' Best Interest

Icahn Capital has nominated for election to the Board two of its current employees and one recent former employee. These candidates lack independence and would present inherent conflicts given Icahn Capital's desire to acquire SandRidge. Combined with their lack of familiarity and experience with the upstream oil and gas sector, a process led by the Icahn Nominees would likely have a chilling effect on participation by potential counterparties to strategic alternatives.

Additional Icahn Capital Nominees *(Principal Occupation)*	**Independence**	**Additional Information**
Jonathan Christodoro *Private Investor; Former Managing Director of Icahn Capital LP* Age: 42	**X** **Not Independent**	Based on a review of Icahn Capital's nomination materials, Mr. Christodoro joined the board of an exploration and production company only as a representative of Icahn Capital in the context of a settlement. **See page D-1 of our proxy statement for more details.**
Jonathan Frates *Associate at Icahn Enterprises L.P.* Age: 35	**X** **Not Independent**	Based on a review of Icahn Capital's nomination materials, Mr. Frates has very limited experience in the exploration and production industry. **See page D-2 of our proxy statement for more details.**
Nicholas Graziano *Portfolio Manager of Icahn Capital* Age: 46	**X** **Not Independent**	Based on a review of Icahn Capital's nomination materials, Mr. Graziano has very limited experience in the exploration and production industry. **See page D-2 of our proxy statement for more details.**

The SandRidge Board Is Committed to Full Accountability

The Board is fully accountable and responsive to shareholders. In light of the feedback received from extensive discussions with our largest shareholders in December 2017 and January 2018, the Board took clear and decisive action:

- **Committed the Company to a new strategic direction;**
- **Implemented a management transition plan to replace the Company's President and Chief Executive Officer and Chief Financial Officer; and**
- **Dramatically reduced the Company's general and administrative expenses.**

Further, as detailed in the enclosed proxy statement, the Board is committed to shareholder-centric governance and, in 2017, fully revamped the Company's executive compensation program to reflect input from its shareholders.

5

Short-Term Rights Plan Is Critical to Protecting Shareholder Interests    Last fall, the Board implemented a short-term shareholder rights plan to encourage the fair and equal treatment of all shareholders by resisting abusive or coercive take-over initiatives absent an appropriate premium. The short-term rights plan will expire unless ratified by shareholders at the Annual Meeting. In light of the Board’s commitment to leading a thorough and impartial strategic review process, and taking into consideration the ongoing efforts of Icahn Capital to potentially bias or preempt that process, the Board believes it is in the best interest of shareholders to extend the short-term rights plan. In the absence of the short-term rights plan, Icahn Capital will be able, alone or in concert with others, to acquire creeping control of the Company, or at least a sufficient number of shares to discourage potential counterparties from participating in the strategic alternatives process. If shareholders choose to extend the short-term rights plan, it will continue in effect until November 26, 2018, at which time it will expire by its terms. The Company believes that this allows for sufficient time to complete the strategic alternatives evaluation prior to the expiration of the short-term rights plan. Your Vote is Important – Please Sign and Send the White Proxy Card Today We strongly urge you vote for the entire slate of five highly-qualified and experienced current SandRidge director nominees and two additional fully-independent nominees, as well as vote for the ratification of the short-term rights plan.    Your vote is very important – no matter how many shares you own. Support your Board by voting the WHITE proxy card TODAY. Please follow the instructions on the enclosed WHITE proxy card to vote by telephone or Internet or sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided. As we look forward, we are enthusiastic about the opportunities to maximize shareholder value for all Company shareholders while we continue to execute on our business objectives. We are committed to acting in the best interests of the Company and its shareholders. Thank you for your investment.    Sincerely,    [GRAPHIC APPEARS HERE]    [GRAPHIC APPEARS HERE] [GRAPHIC APPEARS HERE] Sylvia K. Barnes Independent Director Kenneth H. Beer Independent DirectorMichael L. Bennett Chairman of the Board [GRAPHIC APPEARS HERE] [GRAPHIC APPEARS HERE] William M. Griffin, Jr. Director and Interim President and Chief Executive Officer David J. Kornder Independent Director

Important Additional Information SandRidge, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”). The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company common stock and restricted stock is included in the Company’s SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website www.sandridgeenergy.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the definitive proxy statement, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other materials to be filed with the SEC in connection with the 2018 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.sandridgeenergy.com in the section “Investor Relations.” Cautionary Statement Regarding Forward-Looking Statements This communication contains forward-looking statements concerning our expectations for future performance, including statements regarding the exploration of strategic alternatives, the pursuit of options that maximize shareholder value and the consideration of candidates for nomination to SandRidge’s Board of Directors. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of SandRidge’s exploration of strategic alternatives; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s public filings with the SEC, which are available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof. If you have any questions or require assistance with voting your WHITE proxy card, please call MacKenzie Partners at the phone numbers listed below:    1407 Broadway New York, New York 10018 (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885 Email: sandridge@mackenziepartners.com